Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

HUHUTECH International Group Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, US$0.0000025 par value per share	(1)	Other	2,300,000	$5.51	$12,673,000.00	0.0001381	$1,750.14

Total Offering Amounts:						$12,673,000.00		1,750.14
Total Fee Offsets:								0.00
Net Fee Due:								$1,750.14

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Offering Note(s)

(1)	This Registration Statement on Form S-8 covers additional shares of ordinary shares, US$0.0000025 par value per share of HUHUTECH International Group Inc. (“Registrant”) issuable pursuant to the 2025 Equity Incentive Plan of HUHUTECH International Group Inc. (as amended and restated, the “2025 Equity Incentive Plan”) of the Registrant. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is deemed to cover an indeterminate number of ordinary shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions as provided in the 2025 Equity Incentive Plan.

The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low trading prices ($5.54 and $5.47, respectively) of the ordinary shares on October 20, 2025, as reported on the Nasdaq.